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                                                                EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION
                        OF U.S. MEDICAL INSTRUMENTS, INC.

         The undersigned, Matthew S. Mazur and Carl R. Brown, hereby certify that:

         ONE: They are the duly elected and acting Chairman and Chief Executive Officer and Secretary, respectively, of this Corporation.

         TWO: The Articles of Incorporation of this Corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

         The name of this Corporation is U. S. Medical Instruments, Inc.

                                   ARTICLE II

         The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

         (A) Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Forty Million (40,000,000) shares. Twenty-eight Million (28,000,000) shares shall be Common Stock and Twelve Million (12,000,000) shares shall be Preferred Stock.

         (B) Rights, Preferences, Privileges and Restrictions of Preferred Stock. The Preferred Stock authorized by these Restated Articles of Incorporation may be issued from time to time in series. The rights, preferences privileges and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 1,332,000 shares, the Series B Preferred Stock, which series shall consist of 937,150 shares, the Series C Preferred Stock, which series shall consist of 222,020 shares, the Series D Preferred Stock, which series shall consist of 1,780,000 shares, the Series E Preferred Stock, which series shall consist of 2,500,000 shares and the Series F Preferred Stock, which Series shall consist of 3,000,000 shares are as set forth below in this Article III(B).

Except as to the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock and except as otherwise provided in these Restated Articles of Incorporation, the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors, except as otherwise provided


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in these Articles of Incorporation, is also authorized to decrease the number of shares of any series, subsequent to the issuance of shares in that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         1. Dividend Provisions. The holders of shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation, at the rate of $0.002, $0.21, $0.28, $0.56, $0.75 and $1.00 respectively, per share per annum or, if greater (as determined on an as-converted basis for the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock), an amount equal to that paid on any other outstanding shares of this Corporation whenever funds are legally available therefor, payable annually when, as and if declared by the Board of Directors. No dividend shall be declared and or paid with respect to any series of Preferred Stock unless a dividend is declared and or paid with respect to each series of outstanding Preferred Stock at a rate that is no less favorable to the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock than $0.002, $0.21, $0.28, $0.56, $0.75 and $1.00 for each share of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, respectively. Such dividends shall not be cumulative.

         2. Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $0.02 for each share of Series A Preferred Stock (the "Original Series A Issue Price"), $2.10 per share of Series B Preferred Stock (the "Original Series B Issue Price"), $2.80 per share of Series C Preferred Stock (the "Original Series C Issue Price"), $5.60 per share of Series D Preferred Stock (the "Original Series D Issue Price"), $7.50 per share of Series E Preferred Stock (the "Original Series E Issue Price") and $10.00 per share of Series F Preferred Stock (the "Original Series F Issue Price") plus, in each case, an amount equal to all declared but unpaid dividends thereon. If, upon the occurrence of such an event, the assets and property thus distributed among the holders of the Series A, Series B, Series C and Series D, Series E and Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the assets and property of the Corporation legally available for distribution shall be distributed pro rata among the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock in proportion to the aggregate preferential amounts owed such holders of the outstanding Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock upon a liquidation, dissolution or winding up of the Corporation.

                  (b) After the distributions described in subsection (a) above have been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed


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among the holders of Common Stock pro rata, based on the number of shares of
Common Stock held by each.

                  (c) A merger of this Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 2, but shall instead be treated pursuant to Section 5 hereof.

         3. Redemption.

                  (a) On or at any time after April 30, 1996 this Corporation may, at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock by paying in cash therefor a sum per share equal to the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series D Issue Price, the Original Series E Issue Price or the Original Series F Issue Price, as the case may be, plus any declared but unpaid dividends on such shares to the Redemption Date (such total amount is hereinafter referred to as the "Redemption Price").

                  (b) (i) In the event of any redemption of only a part of the then outstanding Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, this Corporation shall redeem the same proportion of each outstanding series of Preferred Stock and, as to each such series, shall effect such redemption pro rata according to the number of shares held by each holder thereof. No redemption of any series of Preferred Stock shall occur, unless there is a pro rata redemption of all series of Preferred Stock in accordance with the foregoing. In the event of any redemption of all or part of the then outstanding Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, any holder thereof may avoid all or part of such redemption by converting into Common Stock, pursuant to Section 4 below, up to that number of shares of such holder's Preferred stock scheduled to be redeemed in such redemption. Such holder may condition such conversion on deposit by the Corporation of the Redemption Price for the shares to be redeemed pursuant to subsection 3 (b)(iv) below.

                           (ii) At least 30 but no more than 60 days prior to
the date fixed for any redemption of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock (the "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A, Series B, Series C, Series D and Series E Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(b)(iii), on or after the Redemption Date, each holder of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock to be redeemed


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shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (iii) From and after the Redemption Date, unless
there shall have been a default in payment of the Redemption Price, all dividends on the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares in accordance with the provisions of paragraph 3(b)(i) hereof The shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

                           (iv) Three days prior to the Redemption Date: this
Corporation shall deposit the Redemption Price of all outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this Corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by this Corporation pursuant to this subsection 3(b)(iv) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to
Section 4 hereof no later than the close of business on the Redemption Date shall be returned to this Corporation forthwith upon such conversion. The balance of any monies deposited by this Corporation pursuant to this subsection 3 (b)(iv) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to this Corporation, provided that the shareholder to, which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock and payment of any bond requested by the Company, to receive such monies but without interest from the Redemption Date.


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         4. Conversion. The holders of the Series A, Series B, Series C, Series
D, Series E and Series F Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):


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                  (a) Right to Convert.

                           (i) Subject to subsection (c), each share of Series
A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be convertible, at the option of the holder thereof at any time after the date of issuance of such share and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this Corporation or any transfer agent for the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.02 for each share of Series A Preferred Stock, $2.10 for each share of Series B Preferred Stock, $2.80 for each share of Series C Preferred Stock, $5.60 for each share of Series D Preferred Stock, $7.50 for each share of Series E Preferred Stock and $10.00 for each share of Series F Preferred Stock by the Conversion Price at the time in effect for such share. The initial Conversion Prices for shares of Preferred Stock shall be $0.02, $2.10, $2.80, $5.60, $7.50 and $10.00 per share for the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, respectively, provided, however, that such Conversion Prices shall be subject to adjustment as set forth in subsection 4(c).

                           (ii) In the event of a call for redemption of any
shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock pursuant to Section 3 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date, unless default is made in payment of the Redemption Price.

                           (iii) Each share of Series A, Series B, Series C,
Series D, Series E and Series F Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock immediately upon the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to this Corporation in excess of $3,000,000.

                  (b) Mechanics of Conversion. Before any holder of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office such holder of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion will be


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conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock shall not be deemed to have converted such Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock until immediately prior to the closing of such sale of securities.

                  (c) Conversion Price Adjustments of Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

                           (i) In the event the Corporation should at any time
or from time to time after the date of first issuance of shares of a particular series of Preferred Stock (the "Purchase Date" for such series of Preferred Stock) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in outstanding shares.

                           (ii) If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                  (d) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(i), then, in each such case for the purpose of this subsection 4(d), the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 5) provision shall be made so that the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall


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thereafter be entitled to receive upon conversion of the Series A, Series B,
Series C, Series D, Series E and Series F Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                  (f) No Impairment. This Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets consolidation, merger, dissolution, issue or sale of securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock against impairment.

                  (g) No Fractional Shares and Certificate as to Adjustments.

                           (i) No fractional shares shall be issued upon
conversion of the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                           (ii) Upon the occurrence of each adjustment or
readjustment of any Conversion Price of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Prices at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock.

                  (h) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or



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property, or to receive any other right this Corporation shall mail to each holder of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character of such dividend, distribution or right.

                  (i) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         5. Merger. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

                  (a) At any time, in the event of:

                           (i) any merger of the Corporation with or into any
other corporation in which the Corporation shall not be the continuing or surviving entity of such merger or reorganization or any transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred, or

                           (ii) a sale of all or substantially all of the assets
of the Corporation, the documents effecting such transactions shall provide that:

                                    (A) The holders of the Series A, Series B,
Series C, Series D, Series E and Series F Preferred Stock shall first receive for each share of such stock, in cash or in securities received from the acquiring Corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the Original Series A, Series B, Series C, Series D, Series E or Series F Issue Price, as the case may be, together with an amount equal to all declared but unpaid dividends on each such share. If the aggregate cash value in such transaction otherwise available to holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock is insufficient to satisfy the aforementioned preference of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, then all such cash or securities shall be distributed ratably among the holders of the outstanding Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock in proportion to the aggregate preferential amounts owed such holders as set forth above.


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                                    (B) After such distributions to the holders
of Series A, Series B, Series C, Series D and Series E Preferred Stock have been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata, based on the number of shares of Common Stock held by each.

                  (b) Any securities to be delivered to the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock pursuant to subsection 5(a) above shall be valued as follows:

                           (i) Securities not subject to investment letter or
other similar restrictions on free marketability:

                                    (A) If traded on a securities exchange, the
value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                    (B) If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                                    (C) If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the then outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock.

                           (ii) The method of valuation of securities subject to
investment letter of other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the then outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock.

                  (c) In the event the requirements of subsection 5(a) are not complied with, the Corporation shall forthwith either:

                           (i) cause such closing to be postponed until such
time as the requirements of this Section 5 have been complied with, or (ii) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection 5(d) hereof.

                  (d) The Corporation shall give each holder of record of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the


Articles of Incorporation                                             Page 10
material terms and conditions of the impending transaction and the provisions of this Section 5, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock then outstanding.

                  (e) The provisions of this Section 5 are in addition to the protective provisions of Section 7 hereof`

         6. Voting Rights. The holder of each share of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

         7. Protective Provisions. So long as shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, voting together as one class except where otherwise required by law;

                  (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other Corporation (other than a wholly owned subsidiary Corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of;

                  (b) alter or change the rights, preferences, privileges or restrictions of the shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock so as to affect such shares adversely;

                  (c) increase the authorized number of shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock; or

                  (d) create any new class or series of stock or any other securities convertible into equity securities of the Corporation (i) having a preference over, or being on a parity with, the Series A; Series B, Series C, Series D, Series E or Series F Preferred Stock with respect to voting, dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock under this Section 7.

         8. Status of Converted or Redeemed Stock. In the event any shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock shall be redeemed or converted pursuant to Section 3 or


Articles of Incorporation                                             Page 11

Section 4 hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation, and the Articles of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         9. Repurchase of Shares. In connection with repurchases by this Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof providing for such repurchases in the event of the termination of the status of such holder as an employee, director or consultant to the Company, each holder of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California General Corporation Law, to distributions made by the Corporation with respect to such repurchases.

                                    (C) Common Stock.

                                             1. Dividend Rights. Subject to the
prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                                             2. Liquidation Rights. Upon the
liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article III.

                                             3. Redemption. The Common Stock is
not redeemable.

                                             4. Voting Rights. The holder of
each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE IV

(A) Limitation of Directors, Liability. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(B) Indemnification of Corporate Agents. This Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.

(C) Reveal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."



Articles of Incorporation                                             Page 12

         THREE: The foregoing amendment has been approved by the Board of Directors of this Corporation.

         FOUR: The foregoing amendment was approved by the holders of the requisite number of shares of this Corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 1,735,131 shares of Common Stock, 1,332,000 shares of Series A Preferred Stock, 779,195 shares of Series B Preferred Stock, 205,933 shares of Series C Preferred Stock, 1,718,552 shares of Series D Preferred Stock and 1,649,560 shares of Series E Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock and Preferred Stock, each voting separately as a class.

         IN WITNESS WHEREOF, the undersigned have executed this certificate on August 1994.

                                                 /s/ Matthew S. Mazur
                                                 _________________________
                                                 Matthew S. Mazur
                                                 Chairman

                                                 /s/ Carl R. Brown
                                                 _________________________
                                                 Carl R. Brown
                                                 Secretary

         The undersigned certify under penalty of perjury that they have read the foregoing Amended and Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true.

                  Executed at San Diego, California, April 2, 1996.

                                                 /s/ Matthew S. Mazur
                                                 _________________________
                                                 Matthew S. Mazur
                                                 Chairman

                                                 /s/ Carl  R. Brown
                                                 _________________________
                                                 Carl R. Brown
                                                 Secretary


Articles of Incorporation                                               page 13